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                                                                   EXHIBIT 2.18


                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
                         AND LOGISTIC PURCHASE AGREEMENT


                  THIS AMENDMENT NO. 1 (the "Amendment") is made and entered into as of May 26, 1998, by and among the undersigned parties.

                  WHEREAS, EVI, Inc., a Delaware corporation ("EVI"), Christiana Acquisition, Inc., a Wisconsin corporation and wholly owned subsidiary of EVI ("Sub"), Christiana Companies, Inc., a Wisconsin corporation ("Christiana"), C2, Inc., a Wisconsin corporation ("C2"), and Total Logistic Control, LLC, a Delaware limited liability company ("TLC"), entered into an Agreement and Plan of Merger dated as of December 12, 1997 (the "Merger Agreement");

                  WHEREAS, EVI, Christiana, C2 and TLC entered in an Agreement, dated December 12, 1997 (the "Logistic Purchase Agreement"); and

                  WHEREAS, the parties now desire to amend the Merger Agreement and the Logistic Purchase Agreement as provided for herein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                  1. Amendment to the Merger Agreement.

                  (a) The third sentence of Section 1.7(f) shall be and hereby is amended to read as follows:

                  "The Contingent Liability Period shall mean the period from the Effective Date through the earlier of: (a) fifth anniversary of Effective Date or (b) the date that Christiana receives consideration with a fair market value of $20,000,000 or more for its one-third interest in TLC; provided, however, that if there is any pending or threatened claim, demand or suit or existing matter for which EVI has reasonably determined that an EVI Indemnified Party (as defined in the Logistic Purchase Agreement) will be entitled to indemnification under
         Section 6.1(a) of the Logistic Purchase Agreement, the Contingent Liability Period shall be extended until such time that such claim, demand, suit or matter is wholly resolved, paid and not subject to appeal or further claims."

                  (b) The following phrase in the first sentence of Section 1.8(d) "provided, however, that if on the fifth anniversary of the Effective Date there is any pending or threatened claim, demand or suit," shall be amended to read as follows:



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                  "provided, however, that if on the date the Contingent
         Liability Period would otherwise terminate, there is any pending or threatened claim, demand or suit"

                  (c) Section 7.1(b) shall be and hereby is amended by changing the date "June 30, 1998" to "October 31, 1998."

                  (d) The following shall be and hereby is added to Article IV:

                  "4.4 Publication of Financial Results. In the event that the proposed merger (the "Weatherford Merger") between EVI and Weatherford Enterra, Inc., a Delaware corporation, does not close prior to June 1, 1998, EVI shall publish, as soon as reasonably practicable following the closing of the Weatherford Merger, financial results covering 30 days of post-Weatherford Merger combined operations of EVI and Weatherford; provided, however, that EVI shall not be required to publish financial results covering any period other than a period ending on the last business day of a calendar month."

                  2. Amendment to the Logistic Purchase Agreement.

                  (a) Section 5.3 shall be and hereby is replaced in its entirety with the following:

                  "5.3     Participation Rights.

                           (a) If (x) there shall be proposed a C2 Change of
                  Control or (y) C2 shall propose to transfer or sell all of its interest in TLC to an unrelated third party (a "Third Party") in one or more transactions (a "TLC Disposition"), Christiana shall have the right, but not the obligation, to participate (a "Tag Along Right") in such transaction as follows:

                                    (i) In the case of a C2 Change of Control,
                           Christiana shall have a right to sell its Membership Units to C2 and Logistic as determined as set forth below for cash at the fair market value of such Membership Units as may be agreed to by Christiana and C2 or, in the absence of such agreement, as determined by appraisal, as set forth below; and

                                    (ii) In the case of a TLC Disposition,
                           Christiana shall have the right to sell its Membership Units to the proposed purchaser of C2's Membership Units for the same equivalent consideration per equivalent unit in TLC, in cash, and otherwise on the same terms as C2 sells or transfers its interests in TLC.

                           The purchasing entity in the case of a C2 Change of
                  Control shall be determined by C2 and Logistic; provided, however, that each shall be



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                  responsible for the purchase in the event of a default by the selected purchasing entity.

                           If circumstances occur which give rise to the Tag
                  Along Right, then C2 shall give written notice ("Tag Along Notice") to Christiana providing a summary of the terms of the proposed transaction and advising Christiana of its Tag Along Right. The Tag Along Notice shall be required to be accompanied by the offer to purchase required by this Section
                  5.3 by (x) the proposed purchasing entity in the case of a C2 Change of Control and (y) the proposed purchaser in the case of a proposed TLC Disposition. Christiana may exercise its Tag Along Right by delivery of written notice to C2 within fifteen
                  (15) days of its receipt of the Tag Along Notice. If Christiana gives written notice indicating that it wishes to exercise its Tag Along Right,

                                    (1) In the case of a C2 Change of Control,
                           Christiana shall be obligated to sell its Membership Units to C2 or TLC, as the case may be, and C2 and TLC shall be obligated to purchase for cash at the fair market value of such Membership Units as may be agreed to by Christiana and C2 or, in the absence of such agreement, as determined by a mutually acceptable Third Party appraiser contemporaneous with the closing of the C2 Change of Control; provided that if the parties cannot agree on an appraiser, each shall appoint its own appraiser and those appraisers will appoint the Third Party appraiser; and, provided, further, that the final decision of the appraisers shall be as agreed by two of the three appraisers; and

                                    (2) In the case of a TLC Disposition,
                           Christiana shall be obligated to sell its Membership Units, and the proposed purchaser shall be obligated to purchase, for the same equivalent consideration per equivalent unit in TLC and otherwise on the same terms as C2 sells or transfers its interests in TLC with the sale to occur on or prior to the closing of the TLC Disposition; provided, however, that Christiana shall receive its equivalent consideration per equivalent unit in TLC in cash.

                           No transaction which would result in a C2 Change of
                  Control may be effected unless such transaction is effected in full compliance with the terms of this Section 5.3.

                           (b) For the purposes of this Section 5.3, a "C2
                  Change of Control" shall be defined to be (x) a transfer, conveyance or other disposition of shares of C2 stock by a member of the Lubar Family, (y) the issuance by C2 of any additional shares of C2 stock or (z) a merger, consolidation, conversion or share exchange or other similar transaction involving C2, if, after giving effect to such transaction described in (x), (y) or (z), the Lubar Family shall cease to beneficially own (defined to mean both the right to vote and dispose of the full



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                  economic interests in the shares) at least 25% of all of the voting and ownership interests in C2 or the resulting entity.

                           (c) For the purposes of this Section 5.3, the "Lubar
                  Family" shall be defined to be Sheldon B. Lubar, Joan P. Lubar, David J. Lubar, Kristine L. Thomson, Susan L. Solvang, their spouses, their children, trusts for the benefit of any of the foregoing and the Lubar Family Foundation."

                  (b) The second sentence of Section 6(a) of the First Amended and Restated Operating Agreement attached to the Logistic Purchase Agreement shall be amended to read as follows: "The initial Board of Managers shall consist of six (6) Managers."

                  (c) The second sentence of Section 6(r) of the First Amended and Restated Operating Agreement shall be and hereby is amended to change "Lubar & Co. Incorporated" to "C2, Inc."

                  3. All other terms and conditions of the aforementioned agreement shall remain in full force and effect.

                  Dated this 26th day of May, 1998.

                                        EVI, INC.

                                        By /s/ James G. Kiley
                                           -----------------------------------
                                        Name   James G. Kiley
                                             ---------------------------------
                                        Title  Senior Vice President and
                                               Chief Financial Officer
                                               -------------------------------


                                        CHRISTIANA ACQUISITION, INC.


                                        By /s/ James G. Kiley
                                           -----------------------------------
                                        Name   James G. Kiley
                                             ---------------------------------
                                        Title  Vice President
                                               -------------------------------


                                        CHRISTIANA COMPANIES, INC.


                                        By /s/ William T. Donovan
                                           -----------------------------------
                                        Name:  William T. Donovan
                                        Title:  President



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                                        C2, INC.


                                        By /s/ William T. Donovan
                                           -----------------------------------
                                        Name:  William T. Donovan
                                        Title:  Chairman


                                        TOTAL LOGISTIC CONTROL, LLC



                                        By /s/ William T. Donovan
                                           -----------------------------------
                                        Name:  William T. Donovan
                                        Title:  Vice President



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